UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 16, 2011

NetREIT, Inc.
(Exact name of registrant as specified in its charter)

MARYLAND (State of other jurisdiction of incorporation)	000-53673 (Commission File Number)	33-0841255 (I.R.S. Employer Identification No.)
1282 Pacific Oaks Place Escondido, California 92029 (Address of principal executive offices) (Zip Code)
(760) 471-8536 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events Company Deems Important To Security Holders.

On May 16, 2011, NetREIT, Inc., a Maryland corporation (“Company”) entered into an Agreement of Purchase and Sale and Escrow Instructions (“Agreement”) to acquire the Joshua Village Shopping Center (“Premises”) located in Yucca Valley, California for the sum of Six Million Seven Hundred Thousand Dollars ($6,700,000) from an unrelated limited partnership.

The Agreement contemplates the purchase of the Premises, a neighborhood shopping center complex built in approximately 1978 and located on thirteen (13) acres in five (5) separate parcels.  Yucca Valley, a city of approximately 30,000 people is located in the Inland Empire of California near the City of Palm Springs.  The Premises consists of approximately 86,000 rentable square feet and is currently 93% leased anchored by a national grocery chain.

Subject to the findings of the review conducted during the due diligence period, the Company intends to assume the existing loan of approximately three million four hundred thousand dollars ($3,400,000), with the remainder of the purchase price to be paid as cash to complete the acquisition of the Premises.  The Company shall have until the expiration of the due diligence deadline, or approximately August18, 2011, to review pertinent documents including but not limited to the preliminary title report, physical inspections, environmental and natural hazard plans, permits, reports and related information, contracts, leases, and historical financial information.   In addition, consummation of the Agreement is contingent on the Company obtaining from the lender approval to assume the existing loan on the Premises on terms and conditions reasonably acceptable to the Company in their sole and absolute discretion, which shall be secured by the Premises in accordance with the Agreement. The Company can provide no assurance that the acquisition will be completed.

The Company anticipates a closing date completing the acquisition of the Premises to be approximately September 18, 2011, subject to the satisfaction of customary closing conditions and extensions permitted under the Agreement.

The foregoing summary of the Agreement and the transactions contemplated thereby do not purport to be complete and is qualified in its entirety by the full text of the Agreement, which shall be filed either with the Company’s next periodic report or as deemed relevant by the Company.

The Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Agreement are made only for purposes of the Agreement and as of specified dates, are solely for the benefit of the parties to the Agreement, and are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreement. The representations and warranties may be made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Seller, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2011	By:	/s/ Kenneth W. Elsberry
Kenneth W. Elsberry,
Chief Financial Officer